Exhibit 2.6

CONSTELLATION SOFTWARE INC.

Annual Information Form

March 30, 2015

CONSTELLATION SOFTWARE INC.

ANNUAL INFORMATION FORM

TABLE OF CONTENTS

FORWARD-LOOKING STATEMENTS	1

CORPORATE STRUCTURE	2

Name and Incorporation	2
Intercorporate Relationships	3

GENERAL DEVELOPMENT OF THE BUSINESS	5

Overview	5
Acquisitions	6
Rights offering	6

DESCRIPTION OF THE BUSINESS	7

Overview	7
Business Strategy	7
Business Model	9
Capital Allocation Framework	12
Operating Groups	13
Products	16
Sales and Distribution Strategy	16
Research and Development	16
Intellectual Property	17
Foreign Operations	17
Competition	17
Employees	18
Facilities	18
Risk Factors	18

DIVIDENDS	29

DESCRIPTION OF CAPITAL STRUCTURE	30

MARKET FOR SECURITIES	35

ESCROWED SECURITIES AND SECURITIES SUBJECT TO CONTRACTUAL RESTRICTION ON TRANSFER	37

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY	37

Biographies	39
Committees of the Board	41

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS	43

LEGAL PROCEEDINGS	43

TRANSFER AGENT AND REGISTRAR	44

INTERESTS OF EXPERTS	44

CONFLICTS OF INTEREST	44

ADDITIONAL INFORMATION	44

CONSTELLATION SOFTWARE INC.

ANNUAL INFORMATION FORM

All references in this Annual Information Form to “CSI”, the “Company”, “we”, “us”, “our” and “our company” refer to Constellation Software Inc. and its subsidiaries, unless the context requires otherwise. Unless otherwise indicated, all references to dollar amounts herein are to United States dollars.

All information contained herein is as at December 31, 2014 unless otherwise noted.

FORWARD-LOOKING STATEMENTS

Certain statements in this Annual Information Form may constitute “forward-looking” statements which involve risks (including those which may arise in the future), uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. When used in this Annual Information Form, such statements use such words as “may”, “will”, “expect”, “believe”, “plan”, “intend” and other similar terminology. These statements reflect current expectations regarding future events and operating performance and speak only as of the date of this Annual Information Form. Forward-looking statements involve significant risks and uncertainties, should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of whether or not such results will be achieved. A number of factors could cause actual results to differ materially from the results discussed in the forward-looking statements, including, but not limited to, the factors discussed under “Risk Factors”. Although the forward-looking statements contained in this Annual Information Form are based upon what management of the Company believes are reasonable assumptions, the Company cannot assure investors that actual results will be consistent with these forward looking statements. These forward-looking statements are made as of the date of this Annual Information Form and, except as may be required by law, the Company assumes no obligation to update or revise them to reflect new events or circumstances.

CORPORATE STRUCTURE

Name and Incorporation

The Company was incorporated under the Business Corporations Act (Ontario) on August 23, 1995. On March 7, 2000, the Company amalgamated with e2 Inc. and on June 29, 2000, the Company filed articles of arrangement, authorizing the transfer of all of the shares of Friedman Acquisition Corp., Creative Computer Solutions Inc. and Memory Lane Systems Inc., each a then wholly-owned subsidiary of the Company, to Constellation Software USA Inc. In connection with the arrangement, the Company issued 85,672 common shares in exchange for 259,595 common shares of N. Harris Computer Corporation and 667,013 common shares in exchange for 250,691 common shares of Trapeze Software Inc. The Company amalgamated with Constellation Justice Systems Inc. on March 1, 2002.

Concurrently with the closing of its Initial Public Offering on May 18, 2006, the Company’s share capital was reorganized to remove the previously existing series 1 and series 2 common shares, and to redesignate the previously existing series 3 common shares as Common Shares (the “Common Shares”).

On October 2, 2013, the Company’s shareholders (i) adopted a special resolution authorizing and approving an amendment to the articles of the Company in order to remove the Class A Non-Voting Shares (“Non-Voting Shares”), and (ii) adopted a special resolution authorizing and approving an amendment to the articles of the Company in order to create a new class of preferred shares designated as Class A Preferred Shares (“Preferred Shares”), to be issuable at any time and from time to time at the discretion of the Board of Directors of the Company (the “Board”) in one or more series. Articles of amendment reflecting these changes to the Company’s authorized capital were filed on March 28, 2014.

The Company’s head and registered office is located at 20 Adelaide Street East, Suite 1200, Toronto, Ontario, Canada, M5C 2T6, telephone: (416) 861-2279, Web-site: www.csisoftware.com. The contents of the Company’s web-site are not incorporated by reference into this Annual Information Form.

Intercorporate Relationships

The following list outlines, as at March 30, 2015, each of our material subsidiaries. Unless otherwise indicated, each material subsidiary is owned 100%, either directly or indirectly, by CSI.

Entity Name	Governing Jurisdiction

Head Office:
Canadian Software Investment Fund Inc.	Ontario
Constellation Management Inc.	Ontario

Volaris Operating Group:
Volaris Group Inc.	Ontario
Bonanova Limited	Cyprus
SpecTec Group Holding Limited	Cyprus
Volaris Group Holdings Inc.	Ontario
Trapeze Software ULC	Alberta
Trapeze ITS Luxumbourg S.a.r.l	Luxembourg
Trapeze Germany GmbH	Germany
Trapeze Switzerland GmbH	Switzerland
Trapeze Software Group Inc.	Delaware
AssetWorks Inc.	Delaware
Cultura Technologies LLC	Delaware
CourtView Justice Solutions Inc.	Delaware
Northpointe Inc.	Delaware
Wynne Systems Inc.	California
Trapeze Group Europe Holdings A/S	Denmark
Trapeze Group (UK) Limited	England and Wales
Travis Software Inc.	Delaware
Gallery Systems Inc.	New York
Elgeba-Gerätebau GmbH	Germany
Trapeze Software Pty Ltd.	Australia
Incognito Software Systems Inc.	British Columbia
Incognito Interactive Limited	Ireland
Kinetic Solutions Limited	England and Wales
Kinetics Software Inc.	Massachusetts
Information Distribution & Marketing Inc.	Georgia
Softlink Australia Pty Ltd	Australia
PLANit Sweden AB	Sweden
Wellington Computer Systems Limited	Nothern Ireland

Harris Operating Group:
N. Harris Computer Corporation	Ontario
PG Solutions Inc.	Canada
PG Govern Inc.	Canada
Medisolution (2009) Inc.	Canada
Cogsdale Corporation	Canada
Harris Systems USA Inc	Delaware
Harris Local Government Solutions, Inc.	Delaware
Computer Software Innovations, Inc.	Delaware
Systems & Software Inc.	Vermont
Harris (US) Computer Corporation	Delaware
Prosoft Technologies Inc.	Pennsylvania
Capital Computer Associates Inc.	New York
QuadraMed Corporation	Delaware
TAC 10 Inc.	Iowa
Caretracker Inc.	Delaware
InterAct911 Corporation	Delaware

Entity Name	Governing Jurisdiction

Jonas Operating Group:
Gary Jonas Computing Ltd	Canada
Jonas Software USA LLC	Delaware
Youbill, Inc.	Pennsylvania
Computrition Inc.	California
Gladstone Limited	England and Wales
Gladstone MRM Limited	England and Wales
Jonas Fitness Inc.	Delaware
Kestral Computing Pty Limited	Australia
Shortcuts Software Pty Limited	Australia
Shortcuts Software (UK) Limited	England and Wales
Shortcuts Software Inc.	Delaware
Salon Software Solutions Limited	England and Wales
Kitomba Australia Pty Ltd.	Australia
Cunningham Cash Registers Limited	England and Wales

Vela Operating Group:
Emphasys Computer Solutions, Inc	Michigan
Application Oriented Designs Inc.	Florida
Sympro Inc.	California
Friedman Corporation	Illinois
Varsity Logistics Inc.	California
Vela Software International Inc.	Ontario
Markinson Technologies Pty Ltd.	Australia
Juniper Consulting, S.L.	Spain
ASA Automotive Systems Inc.	Delaware
A&W Software GmbH	Germany
Nedsense Nedgraphics B.V.	Netherlands
NedGraphics Inc.	Delaware
Apparel 21 Pty Ltd	Australia

Perseus Operating Group:
Constellation Homebuilder Systems Inc.	Delaware
Constellation Homebuilder Systems Corp	Ontario
G1440 Inc.	Delaware
Z57, Inc.	California
Majiq Inc.	Delaware
POMS Corporation	Delaware
Ideal Computer Systems Inc.	Iowa
Campana Systems Inc.	Ontario
Quantitative Medical Systems, Inc.	California
Monolith Corporation	North Carolina
Ibcos Holding Limited	England and Wales

Total Specific Solutions Operating Group*:
Constellation Software Netherlands Holding Coöperatief U.A.*	Netherlands
Constellation Software Netherlands B.V	Netherlands
Total Specific Solutions (TSS) B.V.	Netherlands
KZA Holding B.V.	Netherlands
KZA B.V.	Netherlands
Top Talent Consultancy B.V.	Netherlands
PharmaPartners B.V.	Netherlands
H.I. Systems B.V.	Netherlands
TSS TH 6 B.V.	Netherlands
TSS TH 5 B.V.	Netherlands
TSS TH 4 B.V.	Netherlands
PinkRoccade Healthcare B.V.	Netherlands
PinkRoccade Healthcare Gezondheidszorg B.V.	Netherlands
PinkRoccade Local Government B.V.	Netherlands
Everest Holding B.V.	Netherlands
Everest B.V.	Netherlands
Blueriq B.V.	Netherlands
Yonder Holding B.V.	Netherlands
Yonder Nederland B.V.	Netherlands
Yonder SRL	Romania

*	Constellation Software, through certain of its wholly owned subsidaries, owns 66.71% of Constellation Software Netherlands Holding Coöperatief U.A., the parent company of the TSS Operating Group.

GENERAL DEVELOPMENT OF THE BUSINESS

Overview

Constellation Software Inc. is a global provider of enterprise software solutions serving a variety of distinct vertical markets. The Company is organized around two reportable segments: (i) the public sector segment, which primarily includes businesses focused on government and government-related customers, and (ii) the private sector segment, which primarily includes businesses focused on commercial customers. As at March 30, 2015, the vertical markets in which we participate in each sector include:

Public Sector:

Public transit operators	Asset management	Municipal systems
Para transit operators	Fleet and facility management	School administration
School transportation	District attorney	Public safety
Non-emergency medical	Taxi dispatch	Healthcare
Ride share	Benefits administration	Rental
Local government	Insurance	Electric utilities
Agri-business	Collections management	Court
Marine asset management	Water utilities	School and special library
Communications	Credit unions	Drink distribution
Higher education	Financial services

Private Sector:

Private clubs & daily fee golf courses	Lease management	Window manufacturers
Construction	Winery management	Cabinet manufacturers
Food services	Buy here pay here dealers	Made-to-order manufacturers
Health clubs	RV and marine dealers	Window and other dealers
Moving and storage	Pulp & paper manufacturers	Multi-carrier shipping
Metal service centers	Real estate brokers and agents	Supply chain optimization
Attractions	Outdoor equipment dealers	Multi-channel distribution
Leisure centers	Pharmaceutical and biotech manufacturers	Wholesale distribution
Education	Healthcare electronic medical records	Third party logistics warehouse management systems
Radiology & laboratory information systems	Homebuilders	Retail management and distribution
Product licensing	Event management	Financial services
Tire distribution	Salons and spas	Public housing authorities
Housing finance agencies	Municipal treasury & debt systems	Real estate brokers and agents
Tour operators	Auto clubs	Home and community care
Long-term care	Textiles and apparel	Association management

The Company entered the communications, credit unions, drink distribution, higher education, tour operators, auto clubs, home and community care, long-term care and textiles and apparel verticals via acquisitions in 2014. The Company entered the school and special library, event management, tire distribution and salons and spas information systems verticals via acquisitions in 2013. The Company entered the radiology & laboratory, consumer product licensing, collections management, pharmaceutical and biological manufacturing, benefits administration and insurance software and information systems verticals via acquisitions in 2012.

Acquisitions

During the fiscal year ended December 31, 2014, the Company completed 23 acquisitions for aggregate cash consideration of $115 million plus cash holdbacks of $17 million and estimated fair value of contingent consideration of $8 million compared to 30 acquisitions for aggregate cash consideration of $558 million plus cash holdbacks of $27 million and estimated fair value of contingent consideration of $4 million in the prior year.

On December 31, 2013, the Company acquired 100% of the shares of Netherlands based Total Specific Solutions (TSS) B.V. (“TSS”). TSS is one of the largest vertical market software (“VMS”) business based in the Netherlands, with offerings for the general practitioner, pharmacy, long term care, mental care, property tax and civil affairs markets. It also owns several non-VMS businesses, primarily involved in information technology services. Total consideration for the transaction was €240 million before adjusting for net tangible asset adjustments and claims under the representations and warranties of the purchase and sale agreement. A new one year term loan facility was obtained by the Company solely for the purposes of funding the TSS acquisition and related expenses (the “TSS Acquisition Facility”). The Company filed a business acquisition report on Form 51-102F4 in respect of the acquisition of TSS on March 6, 2014. On December 23, 2014, in accordance with the terms of the purchase and sale agreement for the TSS acquisition, the sellers of TSS along with certain members of TSS’ executive management team (collectively, the “minority owners”) entered into a members agreement with CSI (the “Members Agreement”) pursuant to which the minority owners acquired 33.29% of the voting interests in Constellation Software Netherlands Holdings Cooperatief U.A. (the “Coop”). Proceeds from this transaction in the amount of €39.4 million (US$48.5 million) were utilized to repay, in part, the TSS Acquisition Facility. In accordance with IFRS, 100% of the financial results for TSS are included in the consolidated financial results of the Company. Each of the minority owners may, at any time, exercise a put option to sell all or a portion of their interests in the Coop back to CSI for an amount calculated in accordance with a valuation methodology described within the Members Agreement. Accordingly, the Company classified the proceeds from the Members Agreement as a liability. The main valuation driver in such calculation is the maintenance and other recurring revenue of the Coop. Upon the exercise of a put option, Constellation would be obligated to redeem up to 33.33% of the minority owners’ interests that are subject to the put, no later than 30 business days from the date notice is received (classified as a current liability), and up to 33.33% on each of the first and second anniversary of the date the first redemption payment is made. Commencing at any time after December 31, 2023, CSI may exercise a call option to purchase all of the minority owners’ interests in the Coop, for an amount calculated in accordance with a valuation methodology described within the Members Agreement. Upon exercise of the call option, the full purchase price will be paid within 30 business days of the notice date, following which the minority owners’ membership in the Coop will be terminated. There is a valuation premium if the call option is exercised versus the put option.

Rights Offering

In 2014, the Company completed a rights offering pursuant to which each holder of Common Shares was issued one right for each Common Share held. For every 21.192 rights held, holders of rights were entitled to subscribe for C$100 principal amount of unsecured subordinated floating rate debentures, Series 1 of the Company at a price of C$95 per C$100 of principal amount of Debentures purchased.

On October 1, 2014 and November 19, 2014, the Company issued two tranches of Debentures with a total principal amount of C$96.0 million for total proceeds to the Company of C$91.2 million. The proceeds were used by the Company to pay down $81.2 million of the TSS Acquisition Facility. The Debentures have a maturity date of March 31, 2040. See “Description of Capital Structure – Debentures”.

On March 23, 2015, the Company announced another rights offering pursuant to which it intends to distribute rights that will entitle holders of common shares of the Company on the applicable record date to purchase up to an additional C$200 million aggregate principal amount of unsecured subordinated floating rate debentures, Series 1 of the Company. For every 10.596 rights held, the holder of such rights will be entitled to subscribe for C$100 principal amount of Debentures.

DESCRIPTION OF THE BUSINESS

Overview

We acquire, manage and build VMS businesses. Generally, these businesses provide mission critical software solutions that address the specific needs of our customers in particular vertical markets. Our focus on acquiring businesses with growth potential, managing them well and then building them has allowed us to generate significant cash flow and revenue growth.

Using a combination of proprietary software and market expertise, we provide software solutions designed to meet certain mission critical requirements of our customers. We believe that our software solutions enable our customers to boost productivity, operate more cost effectively, increase sales and improve customer service and satisfaction.

Our principal strategy is to acquire, manage and build VMS businesses. Most of the VMS businesses that we acquire have the potential to be leaders within their particular markets. We target the VMS sector because of the attractive economics that it provides and our belief that our management teams understand those economics better than most of our competitors.

Business Strategy

Given our extensive acquisition experience and successful track record, we believe that we are well positioned to identify, acquire, manage and build attractive VMS businesses in new markets. We seek acquisition targets that provide software solutions to either the public or private sectors, with as many of the following characteristics as possible:

•	diversified customer base
•	mission critical enterprise software solutions
•	low customer attrition
•	leading or increasing market share
•	fragmented competition
•	potential to grow through geographic expansion, product expansion, and/or acquisition

Once our acquired VMS businesses begin to achieve targeted profitability, we continue to build them through a disciplined combination of organic growth and acquisitions of other VMS businesses in the same vertical market (‘‘tuck-in acquisitions’’), further expanding their customer, geographic and product reach. Finally, we repeat the above process, entering new vertical markets through acquisitions of VMS businesses in markets in which we do not currently operate (‘‘platform acquisitions’’) and, in some cases, through organic initiatives, as we strive to maximize the return on the capital which we employ.

Market Opportunity

VMS businesses typically appeal to us for the following reasons:

We believe our future market opportunity is comprised of: (i) continuing to build our existing VMS businesses through organic growth initiatives and tuck-in acquisitions, and (ii) acquiring, managing and building new VMS businesses through platform acquisitions.

Continuing to Build Our Existing VMS Businesses through Organic Growth Initiatives and Tuck-in Acquisitions

We currently operate in markets in both the public and private sectors where the majority of the customer base is comprised of small and medium-sized enterprises, which we define as organizations with up to 1,000 employees. Management believes that small and medium sized enterprises are increasingly investing in software solutions to more effectively compete and manage their internal operations.

We believe that we will continue to expand our existing businesses through organic growth initiatives aimed at increasing our market share and product breadth. Further, our objective is to complement and accelerate this expansion by continuing to successfully identify and complete tuck-in acquisitions. Our decentralized VMS management teams have extensive knowledge of their markets and deep customer relationships. This enables them to successfully identify, pursue, structure and integrate tuck-in acquisitions.

Acquiring, Managing and Building New VMS Businesses through Platform Acquisitions

We also seek to acquire attractive VMS businesses in new markets to maximize our return on invested capital (‘‘ROIC’’). We maintain a database that currently includes over 10,000 software companies. The process of acquiring and integrating platform acquisitions is generally more challenging than that of tuck-in acquisitions given our limited knowledge of the new markets we are entering. Historically, we have retained the majority of the management teams from the businesses that we have acquired, which has allowed us to retain the knowledge needed to manage and successfully build these businesses.

Business Model

We acquire, manage and build VMS businesses. Generally, these businesses provide mission critical software solutions that address the specific needs of our customers in particular vertical markets. Our VMS businesses typically generate significant cash flows which we redeploy to build our existing VMS businesses and acquire new ones. We use a set of operating ratios and metrics to monitor the performance of each of our VMS businesses and to determine how to allocate capital amongst them.

Acquire

Our business model is focused on acquiring VMS businesses with the following characteristics:

Growing businesses with a diversified customer base, high relative market share and capital constrained competitors: We evaluate a business based upon its growth potential, the degree of fragmentation in its vertical market, the number of customers or potential customers that it serves, and the absence of large well-funded competitors. We prefer to compete in markets contested by many smaller private VMS vendors, i.e. those which have limited access to capital. Owning businesses in markets with these characteristics provides us with significant competitive advantages as well as attractive acquisition opportunities. Generally, we avoid buying businesses that operate in markets with well capitalized, dominant competitors, unless those competitors are focused on profitability, rather than capturing market share.

Mission critical, enterprise software solutions: We target VMS businesses which offer mission critical enterprise software solutions that play a crucial role in managing their customers’ businesses. These software solutions are relatively costly and time consuming to replace, which reduces the likelihood that customers will switch software vendors once the solutions have been implemented.

Manage

Once we acquire a VMS business, we focus on managing it in accordance with the following strategies:

Monitor performance and improve operations: Once we acquire a VMS business, our focus is on managing the business to improve its financial performance. We use a set of operating ratios and metrics in order to monitor and manage the profitability of each of our VMS businesses. These operating ratios and metrics allow us to appropriately match costs, including sales and marketing, research and development, and general and administration, to revenues. Our corporate and operating group managers assemble on a quarterly basis to allow peer review of the performance of the operating groups, acquisitions, capital allocation, and financing, and to discuss best practices. We have generated significant cash flows, which we have redeployed in those VMS businesses that we believe will achieve the highest ROIC. We also perform selected post-acquisition reviews on certain acquisitions to document and share key learnings from the acquisition process.

Decentralized Management Structure: Our decentralized management structure is key to our continued revenue growth. We have experienced management teams operating in each VMS business, backed by infrastructure at the operating group level and a small corporate head office. The corporate head office provides financial and strategic expertise with respect to capital allocation, acquisitions, finance, tax, compensation policy and recruitment, and attempts to share best practices.

We have six operating groups which currently service customers in more than 70 different vertical markets worldwide. There are many VMS businesses within each of our operating groups. Each VMS business has a manager, a long-term business plan and separately tracked financial reporting. Each of our operating group management teams, together with their corresponding VMS business managers, is familiar with our corporate culture and operating philosophy. We encourage each of our teams to pursue key success factors including market share leadership and industry leading customer retention. We regularly monitor and measure each VMS businesses’ performance through operating ratios and metrics including profitability and growth as measured by ROIC and net revenue growth. The majority of our incentive compensation is linked to these two performance metrics.

Each of our VMS business managers is motivated to administer their business in a highly focused manner. They are encouraged to leverage their respective market knowledge in order to maximize the growth opportunities, profitability and return on invested capital within their business. Our corporate head office sets growth and profitability objectives and, with assistance from the operating group managers, determines how to best allocate capital among the VMS businesses by assessing their (i) operational track record, (ii) ability to generate organic growth, and (iii) potential for acquisitions.

Our decentralized management structure has allowed us to create management teams with key customer relationships and deep market knowledge that are more focused and responsive than would be the case under a centralized management model. These teams provide our corporate head office and operating group managers with the ability to concentrate on issues such as capital allocation and the tracking of overall performance, while the VMS business managers concentrate on maximizing profitability and pursuing organic initiatives and tuck-in acquisitions. This creates a high degree of scalability within our business model, and provides us with the opportunity to continue growing over both the short and long-term.

Build

Once an acquired VMS business begins to achieve targeted profitability, we focus on building the business through both organic and acquired growth as follows:

Organic ‘‘Initiatives’’: One way that we accomplish our goals of building high market share and growing our share of our customers’ information technology (“IT”) spending is through a series of investments in the development of new add-on modules to existing software solutions and marketing these enhanced solutions to both existing and new markets. We refer to these investments as ‘‘initiatives’’ and they are made with the intention of achieving positive cash flows within five years, and generating superior financial returns over a seven to ten year time frame. Each initiative is championed by an employee who is primarily responsible for writing that initiative’s business plan and monitoring and updating it on a quarterly basis, gathering and sharing market and competitive information and coordinating the resources invested in the initiative.

We establish from time to time, what we consider to be an acceptable after-tax internal rate of return (“IRR”) as a hurdle rate for all of our new initiatives and acquisitions.

Tuck-In Acquisitions: We believe that at times it can be more economical to acquire market share, additional products or technology and/or a complementary VMS business rather than build it. We regularly monitor acquisition targets in vertical markets in which we currently operate. Successful integration of tuck-in acquisitions enables us to offer a more comprehensive suite of products to our customers and/or service our customers at a lower cost, enhancing our competitive advantages.

Repeating the Process

Finally, we seek to enter new vertical markets through platform acquisitions and, in some cases, new organic initiatives that allow us to repeat the process above so as to further accelerate our growth, and maximize our ROIC. Given our extensive acquisition experience and successful track record, we believe that we are well positioned to acquire, manage and build attractive VMS businesses in new markets.

Capital Allocation

At the heart of our business model is the effective allocation of our capital. By acquiring, managing and building VMS businesses with the potential to achieve leading market share, we believe we have a higher probability of earning above average returns on our invested capital due to the economies of scale that we can achieve in:

•	research and development through the allocation of fixed development costs over a larger customer base

•	sales and marketing by selling multiple products through the same sales and marketing infrastructure while benefiting from the network effect of increased market share

•	general and administration expenses through the absorption of fixed costs (such as components of accounting, premises, administration and human resources management) over a larger revenue base

We have developed and employ operating ratios, metrics, benchmarks and processes in order to maximize the IRR across our entire organization. Our implementation and use of capital allocation policies has enabled us to realize a strong lifetime IRR for our investors. We monitor and analyze performance at (i) the operating group level and (ii) the VMS business level and then use that analysis as a basis to make decisions about how best to deploy the capital that we generate.

We think about our VMS businesses as having (i) core businesses, which generally consist of our existing customers and products, that have stable growth and produce significant profits, (ii) organic initiatives that have the potential to generate additional growth and profitability in the future, and (iii) prospective tuck-in acquisitions that have the potential to enhance revenue growth and profitability.

Capital Allocation among Tuck-In Acquisitions and Organic Initiatives: Management teams within each of our operating groups and VMS businesses recommend how best to deploy capital. The following chart shows (i) the decision-making responsibilities and hierarchy that we use in deploying capital for tuck-in acquisitions and organic initiatives that have the prospect of generating high returns on incremental capital, and (ii) the repatriation of capital from those VMS businesses that do not have the prospect of generating high returns on capital:

Capital Allocation Framework

As an organization, we invest significant time and resources in tracking more than 10,000 acquisition prospects of interest to us and in building relationships with their owners and managers. We review the pool of potential tuck-in and platform acquisition opportunities on a regular basis.

All of our operating group cash flow (excluding operating cash flows generated by TSS) is notionally available to our corporate head office. Our corporate head office aggregates the cash flows from the individual operating groups and then decides where to redeploy this capital in order to generate the highest IRR. Capital is allocated based upon projected IRR which is influenced by the relative attractiveness of a market, the strategic position of the VMS business and the management team’s performance. Corporate head office approves all significant investments, whether they consist of acquisitions or initiatives. In practice, the operating group cash flow is offset against their approved investments in acquisitions and initiatives and only the remainder is returned to head office.

Capital Allocation and Our Compensation Plan: The objective of our compensation plan is to reward employees for working towards our corporate goal of increasing shareholder value. We believe that shareholder value is created by managing two financial components over the long term: profitability and growth. As such, our corporate bonus plan, which compensates employees at all levels of our organization, is based upon each operating group’s ROIC and revenue growth. The long term focus is accomplished by mandating that a significant portion of the incentive compensation for senior executives be reinvested in shares of the Company that are subject to restrictions on resale for a period of five years. These restrictions require senior executives to hold 100% of their shares for the first two years following acquisition, and then only one third of such shares may be sold in each of years three, four and five.

Our bonus plan encourages employees to participate through share ownership in the value that they have created.

Operating Groups

The following table shows, by operating segment as at March 30, 2015, our six operating groups and the primary vertical and geographic markets in which they operate:

Operating Group	Primary and Vertical Markets	Primary Geographic Markets

Public Sector

Volaris Operating Group	Public Transit Operators	North America, UK, Continental Europe, Australia, New Zealand, South Africa, Hong Kong, Singapore
	Paratransit Operators	North America, UK, Continental Europe, Australia, New Zealand
	School Transportation	North America, UK, Continental Europe
	Non-emergency Medical	North America, UK, Continental Europe
	Ride Share	North America, Australia
	Local Government	UK, Continental Europe
	Agri-business	North America, UK, Australia, South Africa
	Rental	North America, UK, Central Europe, South Africa, South

Operating Group	Primary and Vertical Markets	Primary Geographic Markets

America, United Arab Emirates, China

	Court	North America, Australia

	Asset Management	North America, UK, Continental Europe, Australia, New Zealand, South Africa, United Arab Emirates
	Fleet and facility management	North America, Continental Europe

	Collections Management	North America

	District Attorney	North America, UK, Continental Europe

	Taxi Dispatch Benefits Administration Insurance School and special library	North America UK, Continental Europe North America North America, UK, Australia, New Zealand
	Communications Credit unions Drink distribution Higher education	North America, UK UK UK UK, North America

Harris Operating Group	Electric Utilities Water Utilities Asset management Municipal School Administration Public Safety Healthcare	North America North America North America North America North America North America North America, UK, Caribbean

Total Specific Solutions Operating Group	Healthcare Local government Financial services	Continental Europe Continental Europe Continental Europe

Public Sector

Jonas Operating Group	Private Clubs and Daily Fee Golf Courses	North America, UK, South Africa, United Arab Emirates
	Construction Event management Food Services Health Clubs	North America North America North America North America, UK, Australia
	Moving and Storage Metal Service Centres Attractions	North America North America, UK North America, Australia

	Leisure Centres Education Radiology & Laboratory Information Services Product Licensing	UK, Australia UK Australia North America, UK, Continental Europe, Australia

	Salons and spas	Australia, New Zealand, North America, Europe

Perseus Operating Group (formerly known as Homebuilder Operating Group)	Homebuilders Lease Management Financial Services Winery Management Buy Here Pay Here Dealers RV and Marine Dealers	North America North America North America North America North America North America

Pulp & Paper Manufacturers

Real Estate Brokers &

    Agents

Outdoor Equipment Dealers

Agriculture Equipment

    Dealers

Pharmaceutical and Biotech Manufacturers

Healthcare Electronic

    Medical Records

Auto clubs

North America, Continental Europe, South America, Australia North America North America UK North America, Continental Europe North America North America

	Home & community care Long-term care	North America, Australia, New Zealand North America, Australia, New Zealand

Vela Operating Group	Window Manufacturers	North America, UK, Continental Europe, Australia

	Cabinet Manufacturers	North America, UK

	Made-to-order Manufacturers	North America, UK

	Public Housing Authorities	North America

	Housing Finance Agencies Municipal Treasury & Debt Real Estate Brokers and Agents	North America North America North America

	Window and Other Dealers Multi-Carrier Shipping Supply Chain Optimization Multi-Channel Distribution Wholesale Distribution Third Party Logistics WMS	North America, UK, Continental Europe North America North America, UK, Continental Europe, Australia North America Australia, New Zealand North America

Retail Management and Distribution	North America, Australia
Association Management	Australia, Singapore

Tire Distribution	North America
Tour operators	Continental Europe, North America, UK
Textiles and apparel	Continental Europe, North America, UK, Australia, New Zealand

Products

We have numerous software products that we sell, service, support and enhance. We have at least one software product in each of our vertical markets and often develop and support multiple product lines in a particular vertical market. In addition, and as a complement to our acquired and internally developed software products, we license certain technologies used in our software products from third parties, generally on a non-exclusive basis. Our products are typically designed to assist our customers in automating as many aspects of their business processes as is practical. While our strategy is to provide mission critical software solutions to all of our customers, the particular software products that we develop can vary substantially across vertical markets. For example, in the public transit market one of the mission critical aspects of the business that we help automate is the scheduling and routing of vehicles. In the private club market we focus on providing membership accounting and point of sale solutions. Our goal is to continue to focus our efforts on software products specialized for specific vertical markets.

Sales and Distribution Strategy

We use direct sales forces in most of our major markets as our primary distribution channel. We believe that direct sales teams increase our visibility and market penetration, encourage long-term customer contact and facilitate sales of additional products. Our sales and marketing teams work primarily within dedicated sales groups for each of the vertical markets that we currently serve. Our sales and marketing strategy is to provide relevant business expertise directly to target customers by using sales representatives with strong industry specific knowledge. We use a combination of field sales and inside sales where appropriate. Generally, our field sales teams focus on identifying and selling to new customers, while our inside sales teams focus on selling additional software solutions to our existing customers. Part of our ongoing revenue growth is achieved through selling complementary products and/or services to existing customers. We also support our sales efforts with marketing that creates awareness of our products through appearances at major trade shows, advertising in trade magazines, staging user group meetings, and the creation of informative websites.

Research and Development

Our product development strategy combines innovation and the introduction of new technologies with our commitment to the long-term support of our customers’ current systems. Our research and development activities are focused on designing, developing, testing and integrating new add-on products which enhance the features and functionality of our existing software solutions. We also seek to offer streamlined upgrade and migration tools for our customers.

We rely primarily on our in-house capabilities to develop our software solutions using industry standard software development tools. However, when it is not strategic to our business and is more cost effective, we will license certain technology components from third party providers.

Intellectual Property

In accordance with industry practice, we rely on a combination of contractual provisions and patent, copyright, trademark and trade secret laws to protect our proprietary rights in our products. We generally license the use of our products to our customers rather than transferring title to them. These licenses contain terms and conditions prohibiting the unauthorized reproduction, disclosure, reverse engineering or transfer of our products. In addition, we attempt to protect our trade secrets and other proprietary information through agreements with suppliers, employees and consultants.

The source code versions of our products are protected as trade secrets and as unpublished copyright works although effective copyright protection may not be available in some countries in which we license or market our products. We recognize that patent law may offer some protection for our current and future products, and we have a program to identify and seek patent protection for some elements of our products. We currently possess only a limited number of patents. All material components of our products have been developed by employees or other developers most of whom have assigned all rights to us, except for commercially-available components.

Foreign Operations

For fiscal 2014, approximately 52% of our revenues were transacted in the United States, 12% in Canada, 31% in UK/Europe and 5% in the rest of the world. No single customer accounted for more than 2% of our total revenues in fiscal 2014. For more details, see the financial statement note entitled “Operating segments” included in the consolidated financial statements for the year ended December 31, 2014, a copy of which is filed and is available on SEDAR at www.sedar.com.

Competition

Competition for the licensing of vertical market software is generally based upon several factors including product features, the availability of high quality maintenance and support, price and the knowledge of the software vendor’s sales team. We typically operate within vertical markets where there is limited competition from larger software vendors. While many of the larger software companies compete with us within select markets, they rarely have industry specific solutions that closely meet the needs of the customers which we target.

We often target markets that have a fragmented competitive landscape. As a result, we have numerous competitors in each of our vertical markets. In those markets, we primarily compete against smaller software companies who lack the capital resources and long-term orientation to effectively grow their market share. Such companies typically offer a limited suite of software solutions and struggle to provide more comprehensive enterprise-wide software solutions.

Our primary competitors in the public sector include Xerox, CCG Systems, Inc., Chevin Fleet Solutions, Clever Devices, Giro Inc., IBM-MRO Software, Inc., IBM TRIRIGA, INIT AG, IVU Traffic Technologies AG, Logibec Groupe Informatique Ltd., Meditech Health Services, Inc., OpenLink, Oracle Corporation, Pearson PLC, SAP AG, SunGard Capital Corp, Tyler Technologies, Inc., Vix Technologies, Lumiplan, Scheid & Bachmann, Höft und Wessel, INFOR, ISCS Inc., MajescoMastek, Cisco Systems Inc, McKesson Corporation, Cerner Corporation, Epic Systems Corporation, Thomson Reuters Corporation, ACCEO Solutions Inc., Allscripts Healthcare Solutions Inc., athenahealth Inc., National Information Solutions Cooperative, and Tritech Software Systems.

In the private sector, our primary competitors include 20-20 Technologies, Oracle Corporation, Sage Software Inc., View Point Construction Software Inc., Mindbody Inc., Roper Industries, Inc., Yardi Systems Inc. and ABC Financial Services, Inc.

Employees

For fiscal 2014, we had an average of approximately 8,801 full-time employees globally. As at December 31, 2014, we had 9,251 full-time employees. No union represents any of our employees in their employment relationship with us although a number of our European businesses have workers’ councils.

Facilities

Our head and registered office is located at 20 Adelaide Street East, Suite 1200, Toronto, Ontario, M5C 2T6. We have more than 200 other offices worldwide including in Burnaby, Boisbriand, Calgary, Charlottetown, Markham, Mississauga, Montreal, Rimouski, Waterloo, Vancouver and Ottawa in Canada; Aarhus in Denmark; La Spezia in Italy; Karachi in Pakistan; Bad Honnef and Pohlheim in Germany; Neuhausen in Switzerland; Wiltshire and Birmingham in the United Kingdom; Oosterhout, Den Bosch, and Apeldoorn in the Netherlands; Cluj in Romania; and Scottsdale, Arizona; Deerfield, Illinois; Cedar Rapids, Iowa; Alpharetta and Warner Robins, Georgia; Maitland, Florida; Williston, Vermont; Hatboro and Wayne, Pennsylvania; Plano and Houston, Texas; Redmond, Washington; Reston, Virginia; Easley, South Carolina; Mobile, Alabama; Ontario, West Hills and San Diego, California; Framingham, Massachusetts; and Merrimack, New Hampshire in the U.S.

Risk Factors

The Company’s business is subject to a number of risk factors, including those risk factors set forth below and also those included in our most recently filed Management’s Discussion and Analysis available at www.sedar.com. Additional risks and uncertainties not presently known to us or that we currently consider immaterial also may impair our business and operations and cause the price of our securities to decline. The Company’s external counsel advise us that securities regulations require that we provide a list of risk factors which might influence an investor’s decision to purchase CSI’s securities. As managers and directors, we do not believe that the next ten pages of risk factors will add materially to your understanding of our business, but they are in form and substance, similar to what other companies like CSI provide. They do include quite a number of possible, though not necessarily probable, reasons for future setbacks.

We cannot assure you that we will sustain profitability in the future. If we do not maintain profits our share price may decline.

As we continue to grow our business, our operating expenses and capital expenditures may increase, and as a result, we will need to generate additional revenue to maintain profitability. If our revenues decline we may not be able to sustain profitability because many of our expenses are fixed in the short term and cannot be easily or quickly reduced. A failure to maintain profitability could materially and adversely affect our business.

We periodically review the estimated value of acquired intangibles and goodwill to determine whether any impairment exists and we could write-down a portion of our intangible assets and goodwill as part of any such future review, which occurs when impairment indicators exist or, in the case of goodwill, at least once annually. We occasionally review opportunities to reorganize operations, and may record restructuring charges in connection with any such reorganization. Any write-down of intangible assets or goodwill or restructuring charges in the future could affect our results of operations materially and adversely and as a result our share price may decline.

Our quarterly revenues and operating results may fluctuate.

Factors which may cause our revenues and operating results to fluctuate include:

•	the demand for our software products and the market conditions for technology spending;

•	patterns of capital spending and changes in budgeting cycles by our customers;

•	the timing of acquisitions and related costs;

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our ability to acquire or develop (independently or through strategic relationships with third parties), to introduce and to market new and enhanced versions of our software products on a timely basis;

•	the number, timing and significance of new software product announcements and releases by us or our competitors;

•	the level of software product and price competition;

•	the geographical mix of our sales, together with fluctuations in foreign currency exchange rates;

•	market acceptance of new and enhanced versions of our software products;

•	changes in personnel and related costs;

•	the amount and timing of operating costs and capital expenditures relating to the expansion of our business;

•	changes in the pricing and the mix of software solutions that we sell and that our customers demand;

•	seasonal variations in our sales cycles; and

•	order cancellations and shipment delays.

In addition, we expect that a substantial portion of our revenue will continue to be derived from renewals of maintenance arrangements with our customers. These maintenance arrangements typically last from three months to 12 months, and the timing of cash collections of related revenues varies from quarter to quarter.

In addition, our new license revenue may fluctuate significantly on a quarterly and annual basis in the future, as a result of a number of factors, many of which are outside of our control. The sale of a new license generally requires a customer to make a purchase decision that involves a significant commitment of capital.

We may be unable to identify and complete suitable platform and tuck-in acquisitions.

We cannot be certain that we will be able to identify suitable new acquisition candidates that are available for purchase at reasonable prices. Even if we are able to identify such candidates, we may be unable to consummate an acquisition on suitable terms. When evaluating an acquisition opportunity, we cannot assure you that we will correctly identify the risks and costs inherent in the business that we are acquiring. If we were to proceed with one or more significant future acquisitions in which the consideration consisted of cash, a substantial portion of our available cash resources may be used or we may have to seek additional financing to complete such acquisitions.

Any failure to manage our growth through acquisitions effectively or integrate other businesses we acquire may lead to a disruption in our operations and adversely affect our operating results.

Since our inception we have made more than 230 acquisitions and we plan to continue to make acquisitions in the future. Growth and expansion resulting from future acquisitions may place a significant demand on our management resources. Integration of our completed acquisitions and any future acquisitions involves a number of special risks, including the following:

•	failure to integrate successfully the personnel, information systems, technology, and operations of the acquired business;

•	failure to maximize the potential financial and strategic benefits of the transaction;

•	failure to realize the expected synergies from acquired businesses;

•	possible impairment of relationships with employees and customers as a result of any integration of new businesses and management personnel;

•	possible losses from liabilities assumed in customer contracts;

•	impairment of goodwill; and

•	reductions in future operating results from amortization of intangible assets.

Future acquisitions are accompanied by the risk that the obligations and liabilities of an acquired company may not be adequately reflected in the historical financial statements of such company and the risk that such historical financial statements may be based on assumptions, which are incorrect or inconsistent with our assumptions or approach to accounting policies. We may not be able to manage such expansion effectively and any failure to do so could lead to a disruption in our business, a loss of customers and revenue, and increased expenses.

We may acquire contingent liabilities through acquisitions that could adversely affect our operating results.

We may acquire contingent liabilities in connection with acquisitions we have completed, which may be material. Although management uses its best efforts to estimate the risks associated with these contingent liabilities and the likelihood that they will materialize, their estimates could differ materially from the liabilities actually incurred.

Demand for our software solutions may fluctuate with market conditions which may reduce our profitability in the future.

We depend upon the capital spending budgets of our customers. World and regional economic conditions have, in the past, adversely affected our licensing and support revenue. If economic or other conditions reduce our customers’ capital spending levels, our business, results of operations and financial condition may be adversely affected. In addition, the purchase and implementation of our software solutions can constitute a major portion of our customers’ overall IT budget, and the amount customers are willing to invest in acquiring and implementing such software solutions has tended to vary in response to economic, financial or other business conditions. Challenging economic conditions may also impair the ability of our customers to pay for software solutions they have purchased. As a result, reserves for doubtful accounts may increase.

If our customers demand performance guarantees, the costs and risks associated with offering our software solutions may increase.

We and our competitors are sometimes requested to provide specific performance guarantees with respect to the functionality of certain aspects of our software solutions. Similarly, we have been requested to quote fixed-price bids for our software solutions. These requests present risks, because implementations of our software solutions are rarely identical, and therefore we cannot accurately predict precisely what will be required to meet these performance standards. If these guarantees and fixed price bids become more common, our profitability may be affected.

We face competition from other software solutions providers, which may reduce our market share or limit the prices we can charge for our software solutions.

Given that we serve numerous vertical markets, we face competition from a large number of competitors ranging in size from small private companies with annual revenues of less than $1 million per year to the larger enterprise resource planning vendors. As a result in certain market segments, competition can be intense, and significant pricing pressure may exist. To maintain and improve our competitive position, we must continue to develop and to introduce, in a timely and cost-effective manner, new software solutions. In addition, we expect that a substantial portion of our revenue will continue to be derived from renewals of maintenance arrangements with our customers. Although we have experienced relatively stable and predictable attrition relating to these arrangements, increased competition could reduce the need for our maintenance services, as customers could decide to replace our software applications with a competitor’s applications or arrange for a third party to provide maintenance services.

We anticipate additional competition as other established and emerging companies enter the market for our software products and as new products and technologies are introduced. For example, companies that historically have not competed in one of our market segments could introduce new applications based on newer product architectures that could provide for functionality similar to or better than our software products. In addition, current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties, thereby increasing the ability of their products to better address the needs of our prospective customers. This risk has increased as our industry trends toward consolidation. Accordingly, it is possible that new competitors or alliances among current and new competitors may emerge and rapidly gain significant market share. This competition could result in price reductions, fewer customer orders, reduced gross margins and loss of market share for our software products.

Some of our competitors and potential competitors have greater financial, technical, marketing, and other resources, greater name recognition, and a larger installed base of customers than we do. The products of some of our competitors are based on more advanced product architectures or offer performance advantages compared with some of our more mature products. Our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or may devote greater resources to the development, promotion, and sale of their products than we do. Many competitive factors affect the market for our products and our ability to earn maintenance, professional services and new license revenue. Some of these factors are: vendor and product reputation; industry-specific expertise; cost of ownership; ease and speed of implementation; customer support; product architecture, quality, price and performance; product performance attributes, such as flexibility, scalability, compatibility, functionality and ease of use; and vendor financial stability.

If we cannot attract and retain qualified sales personnel, customer service personnel, and software developers, we may not be able to sell and to support our existing products or to develop new products.

We depend on key technical, sales, and senior management personnel. Many of these individuals would be difficult to replace if they were to leave our employment. In addition, our success is highly dependent on our continuing ability to identify, hire, train, assimilate, motivate, and retain highly qualified personnel, including recently hired officers and other employees. Any such new hire may require a significant transition period prior to making a meaningful contribution to the Company. Periodically, competition for qualified employees is intense in the technology industry, and we have in the past experienced difficulty recruiting qualified employees. Our failure to attract and to retain the necessary qualified personnel could seriously harm our operating results and financial condition.

Our future growth depends, in part, upon our ability to develop new products and to improve existing software products. Our ability to develop new software solutions and to enhance our existing software solutions will depend, in part, on our ability to recruit and to retain top quality software programmers. If we are unable to hire and to retain sufficient numbers of qualified programming personnel, we may not be able to develop new software solutions or to improve our existing software solutions in the time frame necessary to execute our business plan.

The loss of our rights to use software currently licensed to us by third parties could increase our operating expenses by forcing us to seek alternative technology and adversely affect our ability to compete.

We license certain technologies used in our products from third parties, generally on a non-exclusive basis. The termination of any of these licenses, or the failure of the licensors to adequately maintain or update their products, could delay our ability to ship our products while we seek to implement alternative technology offered by other sources and require significant unplanned investments on our part. In addition, alternative technology may not be available on commercially reasonable terms. In the future, it may be necessary or desirable to obtain other third-party technology licenses relating to one or more of our products or relating to current or future technologies to enhance our product offerings. There is a risk that we will not be able to obtain licensing rights to the needed technology on commercially reasonable terms, if at all.

Several members of our senior management team are important to our business and if these individuals do not remain with us in the future it may have a negative impact on our financial condition and results of operations.

Our future success depends on the continued efforts and abilities of our senior management team. Their skills, experience and industry contacts significantly benefit us. Although we have employment and non-competition agreements with members of our senior management team we cannot assure you that they or our other key employees will all choose to remain employed by us. If we lose the services of one or more of these individuals, or if one or more of them decide to join a competitor or otherwise compete directly or indirectly with us, our business, operating results, and financial condition could be harmed. We do not maintain key man life insurance on any of our employees.

We may experience customer attrition, which could affect our revenues more adversely than we expect, and we may be unable to adapt quickly to such attrition. Any significant reduction in revenues as a result of such attrition may have a material adverse effect on our business, results of operations or financial condition.

We expect that a substantial portion of our revenue will continue to be derived from renewals of quarterly and annual maintenance arrangements with our customers, and, to a lesser extent, from professional services engagements for these customers. Although we believe we have strong customer retention rates, attrition in our customer base does occur when existing customers elect not to renew their maintenance arrangements and cease purchasing professional services from us. Customer attrition occurs for a variety of reasons, including a customer’s decision to replace our software product with that of a competing vendor, to purchase maintenance or consulting services from a third-party service provider, or to forego maintenance services altogether. It can also occur when a customer is acquired or ceases operations.

Historically, we have been able to replace more than the revenue lost through attrition with new revenue from maintenance services as well as from price increases for maintenance services. However, any factors that adversely affect the ability of our software products to compete with those available from others, such as availability of competitors’ products offering more advanced product architecture, superior functionality or performance or lower prices, or factors that reduce demand for our maintenance services, such as intensifying price competition, could lead to increased rates of customer attrition.

Currency exchange rate fluctuations and other risks associated with our international operations may adversely affect our operating results.

We are subject to risks of doing business internationally, including fluctuations in currency exchange rates, increases in duty rates, difficulties in obtaining export licenses, difficulties in the enforcement of intellectual property rights and political uncertainties. Our most significant international operations are in the United States, United Kingdom, Switzerland and the Netherlands. We currently do not typically use derivative instruments to mitigate our exposure to those risks. Although most of our businesses are organized geographically so that many of our expenses are incurred in the same currency as our revenues thus mitigating some of our exposure to currency fluctuations, we are still subject to some foreign currency risk. We may choose to enter into forward foreign exchange contracts from time to time with the objective of mitigating volatility in profit or loss but there is no assurance that these hedging strategies will be effective.

Revenues and expenses generated in foreign currencies are translated at exchange rates during the month in which the transaction occurs. We cannot predict the effect of foreign exchange losses in the future; however, if significant foreign exchange losses are experienced, they could have a material adverse effect on our business, results of operations, and financial condition. In addition, fluctuations in exchange rates could affect the pricing of our products and negatively influence customer demand.

Additional risks we face in conducting business internationally include longer payment cycles and difficulties in managing international operations. These include constraints associated with local laws regarding employment, difficulty in enforcing our agreements through foreign legal systems, complex international tax and financial reporting compliance requirements, and the adverse effects of tariffs, duties, price controls or other restrictions that impair trade.

We may have exposure to unforeseen tax liabilities.

We are subject to income taxes as well as non-income based taxes, in Canada, the United States and various foreign jurisdictions and our tax structure is subject to review by numerous taxation authorities. Significant judgment is required in determining our worldwide provision for income taxes and other tax liabilities. In the ordinary course of a global business, there are many inter-company transactions and calculations where the ultimate tax determination is uncertain. Although we strive to ensure that our tax estimates and filing positions are reasonable, we cannot assure you that the final determination of any tax audits and litigation will not be different from what is reflected in our historical income tax provisions and accruals, and any such differences may materially affect our operating results for the affected period or periods.

In July 2012, a subsidiary of the Company received a notice of reassessment for the 2004 taxation year from the Canadian tax authorities (“CRA”) which increased taxable income of the subsidiary by approximately $20 million relating to a gain on the sale of property between entities under common control. As a result of the notice of reassessment, the CRA has determined that the subsidiary owes approximately $6 million in federal tax and interest and approximately $5 million in provincial tax and interest. In order to appeal the reassessment, the subsidiary paid $8 million in September 2012 representing 50% of the amount owing from the federal reassessment and 100% of the amount owing from the provincial reassessment. At this stage, the Company believes the proposed reassessment is without merit and is challenging the reassessment. In February 2013, the Company filed an appeal with the Tax Court of Canada. The Company believes that it has adequately provided for the probable outcome in respect of this matter and as such no additional provision has been recorded in the Company’s financial statements. There is no assurance, however, that the Company’s appeal will be successful and, if unsuccessful, the Company’s future financial results and tax provisions could be adversely affected.

The Company is subject to various other income tax audits by various authorities in respect of prior periods that could result in additional tax expense in future periods. While the outcome of such other outstanding audits and claims remains uncertain, it is expected that they will be resolved without a material impact to the Company’s financial position.

We also have exposure to additional non-income tax liabilities. We are subject to non-income taxes, such as payroll, sales, use, value-added, net worth, property and goods and services taxes, in Canada, the United States and various foreign jurisdictions.

Impact of geopolitical and other global or local events may have a significant effect on our operations.

Various events, including natural disasters, extreme weather conditions, labour disputes, civil unrest, war and political instability, terrorism, contagious illness outbreaks, and environmental disasters or the perceived threat of these events, may cause a disruption of our normal operations and may disrupt the domestic and international travel of our sales and other personnel. The sales cycle for our products includes a period of education for potential customers on the use and benefits of our software solutions, as well as the integration of our software solutions with additional applications utilized by individual customers. Any disruption in the ability of our personnel to travel could have a material and adverse impact on our ability to complete this process and to service these customers, which could, in turn, have a material adverse effect on our business, results of operations and financial condition. In addition, these events or the perceived threat of these events may require us to reorganize our day-to-day operations to minimize the associated risks. Any expense related to the reorganization of our day-to-day operations, even on a short-term basis, could also have a material adverse effect on our business, results of operations and financial condition.

Potential divestitures may reduce revenues in the short term and create uncertainty among our employees, customers and potential customers, which could harm our business.

We have in the past divested one majority owned software business. Although we have not divested any material businesses in the last ten years, any divestitures could result in a short-term reduction in revenue and could harm our results of operations if we were not able to reduce expenses accordingly or to generate offsetting sources of revenue. To the extent that our consideration of these potential divestitures became known prior to their completion, we could face the risk, among others, that customers and potential customers of the VMS business in question might be reluctant to purchase our software solutions during this period. In addition, we face the risk that we may be unable to retain qualified personnel within the applicable VMS business during this period. Poor economic conditions and a lack of access to the credit markets may lead to difficulty in finding interested buyers for any proposed divestitures. These risks could prevent us from successfully completing on favourable terms, or at all, divestitures that would otherwise be beneficial to us, and may in the process weaken business divisions that we are considering for divestiture. Any of these events could result in a loss of customers, revenues, and employees and could harm our results of operations.

Some of the markets for our software products are characterized by periodic technological advances, and we must improve our software products to remain competitive.

Periodic technological change and associated new product introductions and enhancements characterize the software industry in general. Our current and potential customers increasingly require greater levels of functionality and more sophisticated product offerings. In addition, the life cycles of many of our software products are difficult to estimate. While we believe some of our software products may be nearing the end of their product life cycles, we cannot estimate the decline in demand from our customers for maintenance related to these software products. Accordingly, we believe that our future success depends upon our ability to enhance current software products and to develop and to introduce new products offering enhanced performance and functionality at competitive prices in a timely manner, and on our ability to enable our software products to work in conjunction with other products from other suppliers that our customers may utilize. Our failure to develop and to introduce or to enhance products in a timely manner could have a material adverse effect on our business, results of operations, and financial condition.

We may be unable to respond on a timely basis to the changing needs of our customer base and the new applications we design for our customers may prove to be ineffective. Our ability to compete successfully will depend in large measure on our ability to bring to market effective new products or services, to maintain a technically competent research and development staff, and to adapt to technological changes and advances in the industry. Our software products must remain compatible with evolving computer hardware and software platforms and operating environments. We cannot assure you that we will be successful in these efforts. In addition, competitive or technological developments and new regulatory requirements may require us to make substantial, unanticipated investments in new products and technologies, and we may not have sufficient resources to make these investments. If we were required to expend substantial resources to respond to specific technological or product changes, our operating results would be adversely affected.

If we are unable to protect our proprietary technology and that of the VMS businesses that we acquire, our competitive position could be adversely affected.

We have relied, and expect to continue to rely, on a combination of copyright, trademark and trade-secret laws, confidentiality procedures, and contractual provisions to establish, maintain, and protect our proprietary rights. Although patents generally provide greater protection of software products than do trade secrets or copyrights, we currently possess only a limited number of patents. We typically enter into agreements with our employees, consultants, customers, partners and vendors in an effort to control ownership of our intellectual property and access to and distribution of our software, documentation and other proprietary information. Despite these precautions, there may be authors of some of the intellectual property that form parts of our software products who have not assigned their intellectual property rights to us and who have not waived their moral rights with respect thereto. The steps we take may not prevent misappropriation of our intellectual property, and the agreements we enter into may not be enforceable. Despite our efforts to protect our proprietary rights in our intellectual property and that of other businesses we may acquire, unauthorized parties may copy or otherwise obtain and use our proprietary technology or obtain information we regard as proprietary. Policing unauthorized use of our technology, if required, may be difficult, time-consuming, and costly. Our means of protecting our technology may be inadequate.

Third parties may apply for and obtain patent protection for products and services that are similar to our software solutions. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or services or to obtain and to use information that we regard as proprietary. Third parties may also independently develop similar or superior technology without violating our proprietary rights. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent, as do the laws of Canada and the United States.

Trademark protection is an important factor in establishing product recognition. Our inability to protect our trademarks from infringement could result in injury to any goodwill which may be developed in our trademarks. Moreover, we may be unable to use one or more of our trademarks because of successful third-party claims.

Claims of infringement are becoming increasingly common as the software industry develops and legal protections, including patents, are applied to software products. Although we believe that our software products and technology do not infringe proprietary rights of others, litigation may be necessary to protect our proprietary technology and third parties may assert infringement claims against us with respect to their proprietary rights.

Any claims or litigation can be time consuming and expensive regardless of their merit. Infringement claims against us could cause product release delays, require us to redesign our products or to enter into royalty or license agreements that may not be available on terms acceptable to us, or at all.

Software product development delays could harm our competitive position and reduce our revenues.

If we experience significant delays in releasing new or enhanced software products, our position in the market could be harmed and our revenue could be substantially reduced, which would adversely affect our operating results. We have experienced software product development delays in the past and may experience delays in the future. In particular, we may experience software product development delays associated with the integration of recently acquired software products and technologies. Delays may occur for many reasons, including the inability to hire a sufficient number of developers, discovery of bugs and errors, or the inability of our current or future software products to conform to customer and industry requirements.

Our software products may contain errors or defects that could result in lost revenue, delayed or limited market acceptance, or product liability claims with substantial litigation costs.

As a result of their complexity, software products may contain undetected errors or failures when entering the market. Despite testing performed by us and testing and use by current and potential customers, defects and errors may be found in new software products after commencement of commercial shipments or the offering of a network service using these software products. In these circumstances, we may be unable to successfully correct the errors in a timely manner or at all. The occurrence of errors and failures in our software products could result in negative publicity and a loss of, or delay in, market acceptance of those software products. Such publicity could reduce revenue from new licenses and lead to increased customer attrition. Alleviating these errors and failures could require significant expenditure of capital and other resources by us. The consequences of these errors and failures could have a material adverse effect on our business, results of operations, and financial condition.

Because many of our customers use our software products for business-critical applications, any errors, defects, or other performance problems could result in financial or other damage to our customers. Our customers or other third parties could seek to recover damages from us in the event of actual or alleged failures of our software solutions. We have in the past been, and may from time to time continue to be, subject to these kinds of claims. Although our license agreements with customers typically contain provisions designed to limit our exposure to potential claims, as well as any liabilities arising from these claims, the provisions may not effectively protect against these claims and the liability and associated costs. Accordingly, any such claim could have a material adverse effect upon our business, results of operations, and financial condition. In addition, defending this kind of claim, regardless of its merits, or otherwise satisfying affected customers, could entail substantial expense and require the devotion of significant time and attention by key management personnel.

The hosting services of some of our products are dependent on the uninterrupted operation of data centers. Any unexpected interruption in the operation of data centers used could result in customer dissatisfaction and a loss of revenues.

Some of our VMS businesses provide hosting services in respect of some of our software products. These hosting services depend upon the uninterrupted operation of data centers and the ability to protect computer equipment and information stored in these data centers against damage that may be caused by natural disaster, fire, power loss, telecommunications or internet failure, unauthorized intrusion, computer viruses and other similar damaging events. If any of the data centers we use were to become inoperable for an extended period, we might be unable to provide our customers with contracted services. Although we take what we believe to be reasonable precautions against such occurrences, we can give no assurance that damaging events such as these will not result in a prolonged interruption of our services, which could result in customer dissatisfaction, loss of revenue and damage to our business.

As a provider of hosted services, we receive confidential information, including credit card and other financial and accounting data. There can be no assurance that this information will not be subject to loss, destruction, computer break-ins, theft, or other improper activity that could jeopardize the security of information for which we are responsible. Any such lapse in security could expose us to litigation, loss of customers, or otherwise harm our business. In addition, any person who is able to circumvent our security measures could misappropriate proprietary or confidential customer information or cause interruptions in our operations.

We are currently, and may in the future become, subject to civil litigation, which if decided against us, could require us to pay judgments, settlements or other penalties and could potentially result in the dilution of our Common Shares.

In addition to being subject to litigation in the ordinary course of business, we may become subject to class actions, securities litigation or other actions, including anti-trust and anti-competitive actions.

Any litigation may be time consuming, expensive and distracting from the conduct of our daily business. The adverse resolution of any specific lawsuit could have a material adverse effect on our financial condition and liquidity.

In addition, the resolution of those matters may require us to issue additional Common Shares, which could potentially result in the dilution of our Common Shares. Expenses incurred in connection with these matters (which include fees of lawyers and other professional advisors and potential obligations to indemnify officers and directors who may be parties to such actions) could adversely affect our cash position.

The market price of the Common Shares will fluctuate.

The market price of the Common Shares will fluctuate due to a number of factors, including:

•	actual or anticipated changes in our results of operations;
•	changes in estimates of our future results of operations by management or securities analysts;
•	announcements of technological innovations or new software products by us or our competitors;
•	general industry changes; or
•	material acquisitions.

In addition, the financial markets have experienced significant price and value fluctuations that have particularly affected the market prices of equity securities of many software companies and that sometimes have been unrelated to the operating performance of these companies. Broad market fluctuations, as well as economic conditions generally and in the software industry specifically, may adversely affect the market price of the Common Shares.

Sales of substantial amounts of Common Shares by our existing shareholders, or the perception that these sales will occur, may cause the market price of the Common Shares to fall.

Our significant shareholders will have the ability to control certain corporate actions.

As at March 30, 2015, our executive officers, directors, principal shareholders and their affiliates beneficially own or control, directly or indirectly, approximately 5,256,029 Common Shares, which in the aggregate represents approximately 24.8% of the outstanding Common Shares. As a result, if some of these persons or entities act together, they will likely have the ability to control all matters submitted to shareholders for approval, including the election and removal of directors, amendments to our articles of incorporation and by-laws and the approval of business combinations.

Our dividend policy may change. We may not pay dividends in the future.

The Board adopted a policy to pay quarterly dividends commencing April 2, 2012. Although we have paid dividends in the past, there may be circumstances where we may change our position on paying dividends. There is no guarantee we will pay dividends in future years. The dividend policy will be reviewed from time to time by our Board of Directors in the context of our earnings, financial condition and other relevant factors, including the availability of acquisition opportunities and other sources of capital. As indicated in the Company’s March 6, 2014 press release, the Company will not hesitate to reduce or even eliminate the current quarterly dividend if, at any time, other attractive sources of capital are not readily available. In addition, if the Company fails to pay interest owing on the Debentures in full in cash on any interest payment in respect of the Debentures, the Company will not be permitted to declare or pay dividends of any kind on the Common Shares until such time as the Company pays such interest to holders of Debentures. See “Description of Capital Structure – Debentures”.

No limit on indebtedness

The trust indenture dated November 19, 2014 between the Company and Computershare Trust Company of Canada (the “Indenture”) does not limit the ability of the Company to incur additional debt or liabilities (including senior indebtedness). In order to finance acquisitions from time-to-time, the Company expects to draw down additional indebtedness under its credit facility and may also issue additional Debentures at any time. The additional indebtedness will increase the interest payable by the Company from time-to-time until such amounts are repaid, which will represent an increase in the Company’s cost and a potential reduction in the Company’s income. In addition, the Company may need to find additional sources of financing to repay these amounts when they become due. There can be no guarantee that the Company will be able to obtain financing on terms acceptable to it or at all at any such time.

DIVIDENDS

Dividends

Since January 1, 2012, we have declared the following cash dividends on each of our Common Shares and Non-Voting Shares, as applicable:

Class of Shares	Date of Payment	Amount of Dividend Per Share	Record Date for Payment

Common	April 3, 2015	US$1.00 (quarterly)	March 18, 2015

Common	January 5, 2015	US$1.00 (quarterly)	December 17, 2014

Common	October 3, 2014	US$1.00 (quarterly)	September 17, 2014

Common	July 3, 2014	US$1.00 (quarterly)	June 17, 2014

Common	April 4, 2014	US$1.00 (quarterly)	March 18, 2014

Common	January 3, 2014	US$1.00 (quarterly)	December 17, 2013

Common	October 3, 2013	US$1.00 (quarterly)	September 17, 2013

Common	July 3, 2013	US$1.00 (quarterly)	June 17, 2013

Common	April 4, 2013	US$1.00 (quarterly)	March 18, 2013

Common	January 4, 2013	US$1.00 (quarterly)	December 17, 2012

Common	October 3, 2012	US$1.00 (quarterly)	September 17, 2012

Common	July 4, 2012	US$1.00 (quarterly)	June 18, 2012

Common and Non-Voting	April 2, 2012	US$1.00 (quarterly)	March 12, 2012

Effective January 2012, our policy is to pay quarterly dividends, subject to Board approval, based on our financial results. The Board of Directors will determine if and when dividends should be declared and paid in the future based on all relevant circumstances, including the desirability of financing further growth of the Company and our financial position at the relevant time. There is no guarantee that dividends will continue to be paid in the future.

Dividend Reinvestment Plan

Effective May 16, 2013, the Company adopted a dividend reinvestment plan (the “DRIP”), under which all registered holders of Common Shares in Canada are eligible to participate. Non-registered holders of Common Shares may be able to participate through their financial institution, broker or other intermediary through which their Common Shares are held. Alternatively, non-registered holders of Common Shares may become registered holders of such shares in order to participate in the DRIP. Computershare Trust Company of Canada is the agent and administrator of the DRIP.

Pursuant to the DRIP, eligible participants are permitted to increase their investment in the Company by choosing to automatically reinvest cash dividends received on the Common Shares held by them in additional Common Shares, which will be purchased by the Company (or a trustee, custodian or administrator on the Company’s behalf) on the open market, or at the Company’s discretion, issued from treasury. If the Common Shares issued pursuant to the DRIP are to be issued from treasury, such Common Shares will be issued at a price equal to the weighted average market price of the Common Shares on the TSX for the five trading days immediately preceding the applicable dividend payment date.

DESCRIPTION OF CAPITAL STRUCTURE

Share Capital

The authorized capital of the Company consists of an unlimited number of Common Shares and a number of Preferred Shares, issuable in series, limited to not more than 20% of the number of issued and outstanding Common Shares at the time of issuance of any Preferred Shares. As at March 30, 2015 there were 21,191,530 Common Shares outstanding and no Preferred Shares outstanding.

Common Shares

The holders of the Common Shares are entitled to receive notice of and to attend all of our annual and special meetings of the shareholders and to one vote in respect of each Common Share held at all such meetings. The holders of the Common Shares are entitled, at the discretion of the Board, to receive out of any or all of our profits or surplus properly available for the payment of dividends, any dividend declared by the Board and payable on the Common Shares provided a dividend. The holders of the Common Shares will participate ratably in any distribution of assets, or liquidation, dissolution or winding-up or other distribution of our assets among shareholders for the purpose of winding up our affairs.

Preferred Shares

The Preferred Shares will be issuable in one or more series, where the Board will be authorized to fix the number of shares of each series, subject to the limitation on the number of Preferred Shares to be issued as described below, and to determine for each series, subject to the terms and conditions set out herein, the designation, rights, privileges, restrictions and conditions, including dividend rates, redemption prices, conversion rights and other matters.

Ranking and Priority

Each series of Preferred Shares will be entitled to priority over the Common Shares and any other shares of the Company ranking junior to the Preferred Shares with respect to priority in the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, and any other distribution of the assets of the Company among its shareholders for the purpose of winding-up its affairs. The Preferred Shares of any series may also be given such other preferences, not inconsistent with the provisions hereof, over the Common Shares and any other shares of the Company ranking junior to the Preferred Shares, as may be determined by the Board.

Parity Among Series

Each series of Preferred Shares will rank on a parity with every other series of Preferred Shares with respect to priority in the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, and any other distribution of the assets of the Company among its shareholders for the purpose of winding-up its affairs.

Participation Upon Liquidation, Dissolution or Winding Up

In the event of the liquidation, dissolution or winding up of the Company or other distribution of assets of the Company among its shareholders for the purpose of winding up its affairs, the holders of the Preferred Shares will be entitled to receive from the assets of the Company any cumulative dividends, whether or not declared, or declared non-cumulative dividends or amounts payable on a return of capital which are not paid in full in respect of any Preferred Shares and any redemption price or other liquidation amount in accordance with the rights, terms and conditions of any particular series, before any amount is paid or any assets of the Company are distributed to the holders of any Common Shares or shares of any other class ranking junior to the Preferred Shares. After payment to the holders of the Preferred Shares of the amount so payable to them as above provided they will not be entitled to share in any further distribution of assets of the Company among its shareholders for the purpose of winding up its affairs.

Dividends

The holders of each series of Preferred Shares will be entitled to receive dividends (which may be cumulative or non-cumulative and variable or fixed) as and when declared by the Board.

Conversion

No series of Preferred Shares will be convertible into any other class of shares but they may be convertible into another series of Preferred Shares.

Redemption

Each series of Preferred Shares may be redeemable by the Company on such terms as may be determined by the Board.

Voting

Holders of any series of Preferred Shares will not be entitled (except as otherwise provided by law and except for meetings of the holders of Preferred Shares or a series thereof) to receive notice of, attend at, or vote at any meeting of shareholders of the Company, unless the Board determines otherwise, in which case voting rights will only be provided in circumstances where the Company has failed to pay a certain number of dividends on such series of Preferred Shares, which determination and number of dividends and any other terms in respect of such voting rights, will be determined by the Board and set out in the designations, rights, privileges, restrictions and conditions of such series of Preferred Shares.

Debentures

On October 1, 2014 and November 19, 2014, the Company issued two tranches of Debentures with an aggregate principal amount of C$96.0 million for total proceeds of C$91.2 million to the Company. The Debentures have a maturity date of March 31, 2040 (the “Maturity Date”). From and including the date of issue to but excluding March 31, 2015, the Debentures will bear interest at a rate of 7.4% per annum, paid quarterly in arrears. The rate from and including March 31, 2015 to but excluding March 31, 2016 will be 8.5%. From and including March 31, 2016 to but excluding the Maturity Date, the interest rate applicable to the Debentures will be reset on an annual basis on March 31 of each year, at a rate equal to the annual average percentage change in the All-items Consumer Price Index during the 12 month period ending on December 31 in the prior year (which amount may be positive or negative) plus 6.5%. Notwithstanding the foregoing, the interest rate applicable to the debentures will not be less than 0%. The Company may, subject to certain approvals, elect to make payment in kind (a “PIK Election”), in lieu of paying interest in cash, to satisfy all or any portion of its interest obligation payable on an interest payment date by issuing to each Debenture holder Debentures equal to the amount of the interest obligation to be satisfied (“PIK Debentures”). The PIK Debentures will have the same terms and conditions as the Debentures and will form part of the principal amount of the Debentures. If, on any interest payment date, the Company fails to pay the amount of interest owing on the Debentures in full in cash, the Company will not (A) declare or pay dividends of any kind on the Common Shares, nor (B) participate in any share buyback or redemption involving the Common Shares, until the date on which the Company pays such interest (or the unpaid portion thereof) in cash to holders of the Debentures; however, where the Company has issued PIK Debentures in respect of all or a portion of the amount of interest owing on the Debentures on one or more interest payment dates, the Company may resume declaring or paying dividends of any kind on the Common Shares and participating in any share buyback or redemption involving the Common Shares beginning on the earlier of (i) the next interest payment date in respect of which the Company pays the amount of interest owing on the Debentures in full in cash and (ii) the date on which the Company repays all amounts owing under the PIK Debentures. All payments in respect of the Debentures will be subordinated in right of payment to the prior payment in full of all senior indebtedness of the Company.

The Debentures will be redeemable in certain circumstances at the option of the Company or the holder. During the period beginning on March 16 and ending on March 31 of each year, the Company will have the right, at its option, to give notice to holders of Debentures of its intention to redeem the Debentures, in whole or in part, on March 31 in the year that is five years following the year in which notice is given, at a price equal to the principal amount thereof plus accrued and unpaid interest up to but excluding the date fixed for redemption. During the period beginning on March 1 and ending on March 15 of each year, holders of Debentures will have the right, at their option, to give notice to the Company of their intention to require the Company to repurchase (or to “put”) the Debentures, in whole or in part, on March 31 in the year that is five years following the year in which notice is given, at a price equal to the principal amount thereof plus accrued and unpaid interest up to but excluding the date fixed for repurchase.

Upon the occurrence of a change of control of the Company involving the acquisition of voting control or direction of more than 50% of the votes represented by the issued and outstanding Common Shares by any person or group of persons acting jointly or in concert (a “Change of Control”), each holder of Debentures may require the Company to purchase, on the date which is 30 days following the giving of notice of the Change of Control as set out below (the “Change of Control Put Date”), the whole or any part of such holder’s Debentures at a price equal to 100% of the principal amount thereof (the “Change of Control Put Price”) plus accrued and unpaid interest up to, but excluding, the Change of Control Put Date. If 90% or more of the aggregate principal amount of the Debentures outstanding on the date of the giving of notice of the Change of Control have been tendered for purchase on the Change of Control Put Date, the Company will have the right to redeem all the remaining Debentures on such date at the Change of Control Put Price, together with accrued and unpaid interest to such date. Notice of such redemption must be given to the debenture trustee prior to the Change of Control Put Date and, as soon as possible thereafter, by the debenture trustee to the holders of the Debentures not tendered for purchase.

The rights of the holders of the Debentures as well as any other series of debentures that may be issued under the Indenture may be modified in accordance with the terms of the Indenture. For that purpose, among others, the Indenture contains certain provisions which will make binding on all Debenture holders resolutions passed at meetings of the holders of the debentures issued under the Indenture by votes cast thereat by holders of not less than 66 2/3% of the principal amount of the then outstanding debentures present at the meeting or represented by proxy, or rendered by instruments in writing signed by the holders of not less than 66 2/3% of the principal amount of the then outstanding debentures. In certain cases, the modification will, instead of or in addition to the foregoing, require assent by the holders of the required percentage of debentures of each particularly affected series. Under the Indenture, the debenture trustee will have the right to make certain amendments to the Indenture in its discretion, without the consent of the holders of Debentures.

The Indenture provides that an event of default (“Event of Default”) in respect of the Debentures will occur if certain events described in the Indenture occur, including if any one or more of the following described events has occurred and is continuing with respect to the Debentures: (i) failure to pay principal or premium, if any, on the Debentures, whether at the maturity date, upon redemption, by acceleration or otherwise; or (ii) certain events of bankruptcy, insolvency or reorganization of the Company under bankruptcy or insolvency laws. Subject to the senior indebtedness postponement provisions, if an Event of Default has occurred and is continuing, the debenture trustee may, in its discretion, and shall, upon the request of holders of not less than 25% in principal amount of the then outstanding Debentures, declare the principal of (and premium, if any) and accrued interest on all outstanding Debentures to be immediately due and payable.

As at March 30, 2015, the total principal amount of the debentures outstanding was C$96 million.

MARKET FOR SECURITIES

The Common Shares are listed on the Toronto Stock Exchange (“TSX”) under the symbol “CSU”. The monthly price ranges and total monthly trading volumes for the Common Shares on the TSX during the most recently completed fiscal year were as follows:

Month	Share Price (C$ per share)		Total Monthly Volumes (# of Shares)
	High	Low
January 2014	242.05	220.50	995,400
February 2014	253.00	220.01	823,300
March 2014	272.34	230.00	721,300
April 2014	284.72	238.06	987,400
May 2014	265.15	230.08	779,000
June 2014	271.96	241.46	612,700
July 2014	277.00	248.80	618,100
August 2014	280.75	257.79	522,900
September 2014	281.49	265.64	654,900
October 2014	331.01	270.01	1,020,800
November 2014	335.00	312.23	1,962,100
December 2014	349.50	321.50	852,700

Total			10,550,600

The Debentures are listed on the TSX under the symbol “CSU.DB”. The monthly price ranges and total monthly trading volumes for the Debentures on the TSX from November 19, 2014 (commencement of trading) to December 31, 2014 were as follows (trading prices include accrued interest):

Month	Debenture Price (C$ per $100 of principal)		Total Monthly Volume (per $100 principal amount)
	High	Low
November 2014	119.50	112.00	10,900
December 2014	118.50	113.01	14,902

Total			25,802

ESCROWED SECURITIES AND SECURITIES SUBJECT TO CONTRACTUAL RESTRICTION ON TRANSFER

Designation of Class	Number of Securities Held in Escrow or Subject to a Contractual Restriction on Transfer	Percentage of Class
Common Shares	373,149	2%

Computershare Trust Company of Canada is acting as escrow agent for all of the above securities pursuant to the terms of our employee bonus plan, employee share ownership plan and our key employee loan program. Under our bonus plan, one third of the Common Shares acquired pursuant to the plan will be released from escrow on the first business day in January in each of the third, fourth and fifth year after the date of acquisition.

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

The following table sets out, for each of our directors and executive officers as of March 30, 2015, the person’s name, municipality of residence, position(s) with CSI, principal occupation and, if a director, the year in which the person became a director. Our directors are elected annually and, unless re-elected, retire from office at the end of the next annual general meeting of shareholders. As of March 30, 2015, our directors and executive officers (as a group) owned, or exerted direction or control over, a total of (i) 2,521,992 Common Shares representing 11.9% of our total outstanding Common Shares and (ii) a total of 5,993,338.23 of the outstanding ordinary units of Constellation Software Netherlands Holding Cooperatief U.A., a subsidiary of CSI, representing 10.15% of such outstanding ordinary units.

Name and Place of Residence	Positions with CSI	Principal Occupation	Director Since	Common Shares of CSI Beneficially Held or Over Which Control is Exercised
PAUL MCFEETERS(1) Toronto, Ontario, Canada	Director	Consultant	2014	—
MARK LEONARD Toronto, Ontario, Canada	President and Chairman of the Board	President and Chairman of the Board of CSI	1995	1,436,136
IAN MCKINNON(4) Toronto, Ontario, Canada	Director	Consultant	2006	1,649
MEREDITH (SAM) HALL HAYES(1) Pointe Claire, Quebec, Canada	Director	Consultant	2013	2,094

Name and Place of Residence	Positions with CSI	Principal Occupation	Director Since	Common Shares of CSI Beneficially Held or Over Which Control is Exercised
ROBERT KITTEL(1) (2) Toronto, Ontario, Canada	Director	Chief Operating Officer of The Westaim Corporation	2013	169
STEPHEN R. SCOTCHMER(2) Oakville, Ontario, Canada	Director and Lead Independent Director	Private Investor	2000	70,637	(3)
BERNARD ANZAROUTH Montreal, Quebec, Canada	Vice President, Mergers & Acquisitions	Vice President, Mergers and Acquisitions of CSI	N/A	146,238
JAMAL BAKSH Toronto, Ontario, Canada	Chief Financial Officer	Chief Financial Officer	N/A	8,322
JEFF BENDER Ottawa, Ontario, Canada	Director and Chief Executive Officer, Harris Operating Group	Chief Executive Officer, Harris Operating Group	2013	102,632
JOHN BILLOWITS Toronto, Ontario, Canada	Chief Executive Officer, Vela Operating Group	Chief Executive Officer, Vela Operating Group	N/A	43,052
MARK DENNISON Toronto, Ontario, Canada	General Counsel and Secretary	General Counsel and Secretary of CSI	N/A	3,799
MARK MILLER Oakville, Ontario, Canada	Director and Chief Operating Officer of CSI and Chief Executive Officer, Volaris Operating Group	Chief Operating Officer of CSI and Chief Executive Officer, Volaris Operating Group	2013	303,538
DEXTER SALNA Toronto, Ontario, Canada	President, Perseus Operating Group	President, Perseus Operating Group	N/A	243,631
BARRY SYMONS Toronto, Ontario, Canada	Chief Executive Officer, Jonas Operating Group	Chief Executive Officer, Jonas Operating Group	N/A	160,095
ROBIN VAN POELJE Blaricum, The Netherlands	Chief Executive Officer, Total Specific Solutions	Chief Executive Officer, Total Specific Solutions	N/A	—

(1)	Member of Audit Committee.
(2)	Member of Compensation, Nominating and Human Resources Committee.

(3)	Mr. Scotchmer is also a director of Manitou Capital Corporation, a shareholder of the Company.
(4)

Mr. McKinnon was a director of Empirical Inc., a TSX Venture Exchange listed company, from December 2007 until 2008. In January 2009, Empirical announced that it had entered into a standstill agreement with its creditors. The company’s assets were sold in February 2009, following which its shares were suspended from trading on the TSX Venture Exchange. Mr. McKinnon was a director and Chair of the board of Adeptron Technologies Corporation, a TSX Venture listed company, from August 2011 to March 2012. In October 2011, Adeptron announced that it had entered into a business combination with Artaflex Inc. Following this announcement, the TSX Venture Exchange halted trading of Adeptron’s shares pending receipt and review of acceptable documentation from Adeptron in respect of the transaction. Trading of Adeptron’s shares resumed in February 2012.

Biographies

The following are brief profiles of our executive officers and directors, including a description of each individual’s principal occupation within the past five years.

Paul McFeeters — Director

Mr. McFeeters joined our board in October 2014. Mr. McFeeters recently retired from OpenText where he served as the Chief Financial Officer from June 2006. Mr. McFeeters has more than thirty years of business experience, including previous employment as Chief Financial Officer of Platform Computing Inc., a grid computing software vendor from 2003 to 2006, and of Kintana Inc., a privately-held IT governance software provider, from 2000 to 2003. Mr. McFeeters also held President and CEO positions at MD Private Trust from 1997 to 2000. Between 1981 and 1996 Mr. McFeeters worked at Municipal Financial Corporation and held various progressive positions there including CFO, COO, President and CEO. Since 2007 Mr. McFeeters has been a member of the board of Blueprint Software Systems Inc., an enterprise requirements software solutions provider. Mr. McFeeters holds a B.B.A (Honours) from Wilfrid Laurier University and a MBA from Schulich School of Business at York University and is a Chartered Professional Accountant.

Mark Leonard — President and Chairman of the Board

Mr. Leonard founded CSI in 1995. Prior to founding CSI, Mr. Leonard worked in the venture capital business for eleven years. Mr. Leonard holds a BSc. from the University of Guelph, and a MBA from the University of Western Ontario.

Ian McKinnon — Director

Mr. McKinnon joined our board in March 2006. Between 1995 and 2007 he held the position of Chief Executive Officer for TSX listed Promis Systems and Certicom. Mr. McKinnon is currently a board member of TSX and Nasdaq listed SMART Technologies Inc. and 1 privately held software company. He holds an Honours BA from McMaster University and attended the INSEAD Advanced Management Program.

Meredith (Sam) Hall Hayes — Director

Mr. Hayes joined our Board in 2013. Mr. Hayes joined The CSL Group Inc. in 1981. He served as President and CEO from 1995 until his retirement in 2008 and also served as Executive Vice President and CFO from 1992 to 1995 and Vice President and Treasurer from 1989 to 1992. Prior to that, Mr. Hayes was The CSL Group Inc.’s Director of Finance. He currently holds a director or advisory position at a number of organizations including The CSL Group Inc., CSL Pension Fund Society, Horizon Capital Holdings Inc., Canadian Executive Service Organization, and Cape Breton University Shannon School of Business. Mr. Hayes holds a BA (honors) from Bishop’s University in Quebec and attended the Western Executive Program at the University of Western Ontario.

Robert Kittel — Director

Mr. Kittel joined our Board in 2013. Mr. Kittel has been the Chief Operating Officer of The Westaim Corporation since January 2013. The Westaim Corporation is a Canadian-based publicly traded financial and investment holding company. Previously he was a Partner and Portfolio Manager at Goodwood Inc., an investment management firm that he joined in 2002. From 2000 through 2002, he was Vice President and Analyst of a Canadian-based hedge fund investment firm. From 1997 through 2000, Mr. Kittel was employed by the Cadillac Fairview Corporation, a commercial real estate development company in the investments area. Prior to 1997, Mr. Kittel was a staff accountant at KPMG LLP. Mr. Kittel has served as a director on several public boards, both in Canada and the United States. Mr. Kittel holds a BBA Honours (Gold Medalist) from Wilfrid Laurier University and is a Chartered Professional Accountant and a Chartered Financial Analyst.

Stephen R. Scotchmer — Director and Lead Independent Director

Mr. Scotchmer has been a member of our Board since 2000. He is currently a director of Manitou Investment Management Ltd., which he co-founded in 1999. From 1982 until 1987, he served as President of Bay Mills Ltd., a TSX listed company in the business of manufacturing engineered materials. Mr. Scotchmer is an engineering graduate of Queen’s University.

Bernard Anzarouth — Vice President, Mergers & Acquisitions

Mr. Anzarouth joined CSI in 1995. He works closely with our Operating Groups to identify and pursue opportunities for platform and tuck-in acquisitions on a global basis. Before joining CSI, Mr. Anzarouth was AVP Business Development for Ascom Inc., a Swiss-based technology corporation from 1993 to 1994. Prior to that Mr. Anzarouth held various positions with IBM. Mr. Anzarouth holds a B.Eng. in Electrical/Computer Engineering from McGill University and an MBA from the European Institute of Business Administration (INSEAD).

Jamal Baksh – Chief Financial Officer

Mr. Baksh has been with CSI since 2003 when he joined as Controller of the Jonas Operating Group. Mr. Baksh is currently the Chief Financial Officer of CSI. Prior to assuming this role, he has served in a number of senior executive roles within Jonas and CSI including Vice President of Finance for CSI reporting to the Chief Financial Officer. Mr. Baksh is a Certified Management Account and holds an Honours Bachelor of Mathematics degree from the University of Waterloo

Jeff Bender — Director and Chief Executive Officer, Harris Operating Group

Mr. Bender joined CSI in 1999 after spending 7 years at Deloitte LLP. Mr. Bender has been the Chief Executive Officer for Constellation’s Harris Operating Group since 2002 and was appointed to the Board of CSI in 2013. Mr. Bender is a Chartered Professional Accountant and holds a BCom from Carleton University.

John Billowits – Chief Executive Officer, Vela Operating Group

Mr. Billowits has been with CSI since 2003 when he joined as the CFO of Jonas Operating Group. Mr. Billowits is currently the Chief Executive Officer of Vela Operating Group. Prior to assuming this role, he held numerous positions within CSI, including Chief Financial Officer of CSI and President of Jonas Club Division. Prior to joining CSI, Mr. Billowits held a number of roles with Bain & Company, Dell Computers and PriceWaterhouse. Mr. Billowits is a Chartered Professional Accountant, holds an MBA with Distinction from the London Business School and Honours BBA with Distinction from Wilfrid Laurier University.

Mark Dennison — General Counsel and Secretary, CSI

Mr. Dennison joined CSI in 2001, initially working within the Volaris Operating Group and moving to CSI head office in 2007. Prior to joining Constellation, Mr. Dennison worked in the law department at Bombardier Aerospace. Mr. Dennison was called to the Bar of Ontario in 1999. He has received an LL.B. from the University of Toronto and a B.A. from the University of Windsor.

Mark Miller — Director, Chief Operating Officer, CSI and Chief Executive Officer, Volaris Operating Group

Mr. Miller has been with CSI, holding positions with us and our subsidiaries for well over 15 years. Mr. Miller currently spends the majority of his time as the Chief Executive Officer of Volaris Operating Group and Trapeze Group, but also acts as our Chief Operating Officer. Mr. Miller received a B.Sc. in Statistics and a B.Sc. in Mathematics from McMaster University in Hamilton, Ontario. In addition, Mr. Miller has attended the Executive Marketing Program at the Ivey Business School at the University of Western Ontario. He was appointed to the Board in 2013. Mr. Miller is also on the Board of Directors of Medgate Inc. and pVelocity Inc., two private software companies both headquartered in Toronto, Ontario.

Dexter Salna — President, Perseus Operating Group

Mr. Salna joined CSI in 1995 and is currently the President of Perseus Operating Group. Prior to his current role, Mr. Salna held various senior executive positions with our Volaris Operating Group since 1995. From January 2000 to March 2001, Mr. Salna took a leave of absence from Volaris to pursue other business opportunities. Mr. Salna received a B.A.Sc. in Civil Engineering from the University of Toronto, an M.S. in Construction Management and Engineering from Stanford University and an M.B.A. from Harvard Business School.

Barry Symons — Chief Executive Officer, Jonas Operating Group

Mr. Symons joined CSI in 1997. During his tenure with CSI, Mr. Symons has held various senior financial and operational management positions within CSI and our subsidiaries. In August 2007 Mr. Symons was appointed to the role of Chief Executive Officer of our Jonas Operating Group. Prior to this appointment he was the Chief Financial Officer of CSI from 2004 to 2007. Before joining CSI, Mr. Symons was with a major international accounting firm in varying roles of increasing responsibility. Mr. Symons holds a Chartered Accountancy designation and a BBA (Honours) degree from Wilfrid Laurier University both of which were received with distinction.

Robin Van Poelje — Chief Executive Officer, Total Specific Solutions (“TSS”) Operating Group

Mr. Van Poelje has been with CSI since January 2014. From January 2010 to now, Mr. Van Poelje has been the Chief Executive Officer of TSS, based in the Netherlands. Mr. Van Poelje holds a BSc. in Economics from the University of Groningen, the Netherlands and is a post graduate in Marketing and Strategy from École Supérieure de Commerce de Montpellier, France.

Committees of the Board

The Board of Directors has an audit committee and a compensation, nominating and human resources committee.

Audit Committee

The audit committee assists the Board in fulfilling its responsibilities for oversight and supervision of financial and accounting matters. The committee supervises the adequacy of internal accounting controls and financial reporting practices and procedures and the quality and integrity of audited and unaudited financial statements, which includes discussions with external auditors. The committee monitors the management of financial risk throughout our organization.

Audit Committee Charter

Our audit committee operates under a written charter that sets out its responsibilities and composition requirements. A copy of this charter is attached as Appendix “A” to this Annual Information Form.

Relevant Education and Experience

All members of the audit committee meet the independence criteria set out in Multilateral Instrument 52-110 – Audit Committees (“MI 52-110”). The following sets out the relevant education and experience of each director relevant to the performance of his duties as a member of the audit committee:

Mr. McFeeters, recently retired from OpenText where he served as the Chief Financial Officer from June 2006. Mr. McFeeters also holds a B.B.A (Honours) from Wilfrid Laurier University and a MBA from Schulich School of Business at York University and is a Chartered Professional Accountant.

Mr. Kittel is the Chief Operating Officer of The Westaim Corporation. He also served as a director on several public boards, both in Canada and the United States. Mr. Kittel holds a BBA Honours (Gold Medalist) from Wilfrid Laurier University and is a Chartered Professional Accountant and a Chartered Financial Analyst.

Mr. Hayes served The CSL Group in various financial capacities from 1981 to 2008. He also currently holds a director or advisory position at a number of organizations including The CSL Group Inc., CSL Pension Fund Society, Horizon Capital Holdings Inc., Canadian Executive Service Organization, and Cape Breton University Shannon School of Business. Mr. Hayes also attended the Western Executive Program at the University of Western Ontario.

Based on the above information provided by each director, we believe that all members of the audit committee are “financially literate” as that term is defined in MI 52-110.

Pre-Approval Policies and Procedures

The audit committee reviews and approves all audit and non-audit services performed by our auditors in advance of services being performed.

Auditor Fee Disclosure

The following table sets forth the fees billed or accrued for various services provided by KPMG LLP and its affiliates to the Company during the Company’s last two fiscal years:

Services	Fees Accrued During the Year Ended (C$)
	December 31, 2014	December 31, 2013
Audit Fees	991,944	872,187
Audit-Related Fees	79,700	223,612
Tax Compliance Fees	663,352	230,392
Other Tax Fees Other Fees	651,753 218,822	356,926 52,993
Total	2,605,571	1,736,110

Audit Fees relate to professional services rendered for audits of the Company’s annual consolidated financial statements and reviews of our interim consolidated financial statements for the first three quarters of the year, fees associated with statutory audits of certain of our subsidiaries in foreign jurisdictions, accounting research and analysis, and assurance related procedures in connection with a prospectus. Audit-Related Fees relate to French translation services related to business acquisitions and a prospectus. Tax Compliance Fees relate principally to fees associated with assistance in respect of tax compliance requirements in various jurisdictions and investment tax credit filings while Other Tax Fees relate to advice, planning and analysis, including services involving and related to transfer pricing, inter-jurisdictional matters, planning and due diligence matters related to business acquisitions and other considerations. Other Fees relate to fees associated with advisory vendor due diligence services in connection with acquisitions and other considerations. The amounts indicated above are exclusive of disbursements and related taxes.

Compensation, Nominating and Human Resources Committee (“CNHR”)

The CNHR committee ensures that we have a high caliber executive management team in place and a total compensation plan that is competitive, motivating and rewarding for participants. The committee also advises the Board in filling vacancies on the Board. The committee reviews and makes recommendations to the Board regarding the appointment of executive officers, and the establishment of, and any material changes to, executive compensation programs, including that of the President. This committee also reviews management succession plans and is responsible for overseeing employee compensation. A copy of this charter is attached to the Company’s most recently filed Management Information Circular.

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

Except as otherwise disclosed herein, in the last three years, there were no material transactions in which any director, executive officer or person that beneficially owns or controls or directs more than 10% of the Common Shares or any affiliate thereof had an interest.

LEGAL PROCEEDINGS

We and our subsidiaries are engaged in legal proceedings from time to time, arising in the ordinary course of business. None of these actions, individually or in the aggregate, are expected to have a material adverse effect on our consolidated financial position or results of operations.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for the Common Shares is Computershare Trust Company of Canada at its principal transfer office in Toronto, Ontario.

INTERESTS OF EXPERTS

Names of Experts

The consolidated financial statements of the Company for the years ended December 31, 2014 and 2013 have been audited by KPMG LLP.

Interests of Experts

KPMG LLP are the external auditors of the Company and have confirmed that they are independent with respect to the Company within the meaning of the Rules of Professional Conduct/Code of Ethics of the Institute of Chartered Professional Accountants of Ontario.

CONFLICTS OF INTEREST

From time to time, the Company may invest in shares or other securities of publicly traded software companies in which certain of our executive officers or directors may also own securities. While the Company is acquiring and holding securities of any such issuer, the Company’s executive officers and directors are prohibited from acquiring or selling securities of such issuer.

ADDITIONAL INFORMATION

Additional information, including directors’ and officers’ remuneration and indebtedness, principal holders of the Company’s securities, and securities authorized for issuance under equity compensation plans, where applicable, are contained in our Management Information Circular for our most recent annual meeting of shareholders that involved the election of directors, and additional financial information is provided in the Company’s comparative financial statements and management discussion and analysis for our most recently completed financial year.

Additional information about the Company is available on SEDAR at www.sedar.com.

APPENDIX A

CONSTELLATION SOFTWARE INC.

AUDIT COMMITTEE MANDATE

Responsibilities

Reporting to the Board of Directors, the Audit Committee shall be responsible for assisting in the Board of Directors’ oversight of the reliability and integrity of the accounting principles and practices, financial statements and other financial reporting, and disclosure practices followed by management of the Corporation and its subsidiaries. The Audit Committee shall also have oversight responsibility for

(i)	the qualifications, independence and performance of the independent auditors,
(ii)	the establishment by management of an adequate system of internal controls and
(iii)	the preparation by management of quarterly and annual financial statements and
(iv)	the maintenance by management of practices and processes to assure compliance with applicable laws.

Composition

The Committee shall be composed of not less than three Directors of the Corporation, all of whom are not officers or employees of the Corporation or any of its affiliates. Each member of the Committee shall be financially literate1 or must become financially literate within a reasonable period of time after his or her appointment to the Committee.

Meetings

The committee shall meet in regular sessions at least four times each year; to review and recommend to the board approval of the financial statements for the first three quarters as well as the annual financial statements. Special meetings of the Committee may be called by the Chairman of the Board, any member of the Committee, or by the independent auditors. The independent auditors shall receive notice of every meeting of the Committee and the independent auditors are entitled to attend and participate in such meetings. Minutes of Committee meetings shall be prepared and be made available to the Board of Directors.

Nomination of Independent Auditors

The Board of Directors, after consideration of the recommendation of the Committee, shall nominate the independent auditors for appointment by the shareholders of the Corporation in accordance with applicable law. The independent auditors are ultimately accountable to the Committee and the Board of Directors as representatives of shareholders.

Specific Oversight Duties

In carrying out its responsibilities, the Committee shall have the following specific oversight duties:

I)	INDEPENDENT AUDITORS

a)	review, at least annually, the performance of the independent auditors, and annually recommend to the Board of Directors, for approval by the shareholders, the appointment of

[1]	“Financially literate” shall mean that the Director is able to critically read and understand a balance sheet, an income statement, a cash flow statement and the notes attached thereto.

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the independent auditors of the Corporation in accordance with the Act;

b)

engage in an active dialogue with the independent auditors on their independence from the Corporation, and where it is determined that independence no longer exists recommend that the Board of Directors take appropriate action;

c)

review and recommend to the Board of Directors for approval the terms of any annual audit engagement of the independent auditors, including the appropriateness of the proposed audit fees with respect to the engagement of the independent auditors for any audit related services;

d)	approve any non-audit services to be provided by the firm of the independent auditors;

e)	review and approve annually the overall scope of the independent auditors’ annual audit plan;

II)	INTERNAL CONTROLS

f)

periodically review the status and findings of the independent auditors’ audit plan and the adequacy of internal controls established by management and, where appropriate, make recommendations or reports thereon to the Board of Directors;

g)

understand the scope of internal and external auditors’ review of internal control over financial reporting, and obtain reports on significant findings and recommendations, together with management’s responses;

h)

annually, and at any time in response to a specific request by management or the independent auditors, meet separately with the relevant parties with respect to such matters as the effectiveness of the system of internal controls established by management, the adequacy of the financial reporting process, the quality and integrity of the financial statements, the evaluation of the performance of the independent auditor and any other matter that may be appropriate;

III)	FINANCIAL STATEMENTS

i)

review significant accounting and reporting issues, including complex or unusual transactions and highly judgmental areas, and recent professional and regulatory pronouncements, and understand their impact on the financial statements;

j)	review the quarterly and annual financial statements, and consider whether they are complete, consistent with information known to committee members, and reflect appropriate accounting principles;

k)

review significant changes in the accounting principles to be observed in the preparation of the accounts of the Corporation and its subsidiaries, or in their application, and in financial statement presentation;

l)

review and, following discussion with the independent auditors (following their review of the financial statements) and management, recommend to the Board of Directors, approval of unaudited quarterly and audited annual consolidated financial statements of the Corporation;

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IV)	COMPLIANCE WITH APPLICABLE LAWS

m)	review and monitor practices and procedures adopted by management to assure compliance with applicable laws, and, where appropriate, make recommendations or reports thereon to the Board of Directors;

Specific Issue Examinations

In discharging its duties and responsibilities, the Committee may direct that the independent auditors examine or consider a specific matter or area and report to the Committee on the findings of such examination. The Committee may direct the independent auditors or other party to perform supplemental reviews or audits as the Committee deems desirable.

Authority

The audit committee has authority to conduct or authorize investigations into any matters within its scope of responsibility. It is empowered to:

•	Retain outside counsel, accountants or others to advise the committee or assist in the conduct of an investigation
•	Seek any information it requires from employees – all of whom are directed to cooperate with the committee’s request – or external parties
•	Meet with company officers, external auditors or outside counsel as necessary

Mandate Review

The Committee shall review and assess the adequacy of the Committee mandate annually, and recommend any proposed changes to the Board of Directors for approval.

Limitation of Responsibilities

While the Committee has the responsibilities and powers set forth in this mandate, it is not the duty of the Committee to plan or conduct audits, to determine that the Corporation’s financial statements are complete and accurate and are in accordance with International Financial Reporting Standards, or to design or implement an effective system of internal controls. Such matters are the responsibility of management and the independent auditors, as the case may be. Nor is it the duty of the Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditors or to assure compliance with applicable accounting standards, laws and regulations.

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